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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 1, 2001

COMMISSION                 REGISTRANT, STATE OF INCORPORATION                   I.R.S. EMPLOYER
FILE NUMBER                ADDRESS AND TELEPHONE NUMBER                         IDENTIFICATION NUMBER
-----------                ------------------------------------------------     ---------------------
1-13895                    Conectiv (a Delaware Corporation)                    51-0377417
                           800 King Street
                           P. O. Box 231
                           Wilmington, Delaware 19899
                           Telephone: (302) 429-3018
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ITEM 5.  OTHER EVENTS

This Current Report on Form 8-K provides an update for developments concerning the sale of assets.

Agreement For The Redemption Of Interests In The Pedricktown Partnership

As previously reported in Note 11 to the Consolidated Financial Statements included in Item 8 of Part II of Conectiv's 2000 Annual Report on Form 10-K,
Conectiv subsidiaries hold a 50% interest in the Pedricktown Cogeneration
Limited Partnership (Pedricktown), which is a non-utility electric generator.
Until December 1999, when Atlantic City Electric Company (ACE) made a payment to terminate its contract with Pedricktown, ACE had purchased electricity from Pedricktown. In December 1999, as a result of the contract termination, Conectiv's subsidiaries received a distribution from Pedricktown and Conectiv's subsidiaries share of Pedricktown's gain on the contract termination was deferred on Conectiv's balance sheet, since the gain arose from a transaction with a related party.

On June 1, 2001, Conectiv's subsidiaries entered into an agreement providing for redemption of their 50% interest in Pedricktown for approximately $9 million.
The transaction is expected to close in approximately one month, subject to arranging the necessary financing for the redemption payment. Upon completion of this transaction, Pedricktown will be owned solely by entities not affiliated with Conectiv and the previously deferred gain discussed above will be recognized in Conectiv's earnings, resulting in an after-tax gain of approximately $44 million.

Agreement For The Sale Of Telecommunication Assets

As previously reported in Conectiv's 2000 Annual Report on Form 10-K and
Quarterly Report on Form 10-Q for the period ended March 31, 2001, Conectiv's telecommunications subsidiary, Conectiv Communications, Inc. (CCI), is a competitive local exchange carrier (CLEC) providing local, regional, and long distance telephone and internet services. CCI operates in a highly competitive industry and competes with other CLECs, including Verizon, which as the incumbent local exchange carrier has inherent competitive advantages. Market conditions, which have continued to decline over the past year, have resulted in very low CLEC gross margins and in difficulties for many CLECs in arranging any external financing. As previously reported, CCI's operations have resulted in losses, reflecting these business conditions.

As also previously disclosed, Conectiv initiated a process in 2000 to identify a strategic partner for CCI. Conectiv's management also evaluated various potential alternatives for this business, including sale in whole or in part.

On June 4, 2001, Conectiv reached an agreement (Telecommunications Asset
Purchase Agreement) to sell substantially all of the assets of CCI's telecommunications business to Cavalier Telephone, L.L.C. (Cavalier) for $20 million, subject to certain adjustments. Under the Telecommunications Asset
Purchase Agreement, Cavalier has the option of paying $11 million of the purchase price at closing and providing certain future services. The sale is subject to various regulatory approvals and is expected to be completed in the third or fourth quarter of 2001. As of March 31, 2001, Conectiv's investment in CCI was approximately $190 million. As a result of the Telecommunications Asset
Purchase Agreement, Conectiv expects an after-tax loss on the disposal of its telecommunications business segment in the range of $100 million to $125 million, including a provision for operating losses during the period required to complete the transaction.

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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        Conectiv
                                        --------
                                        (Registrant)




Date: June 6,  2001                     /s/ John C. van Roden
      -------------                     ----------------------------------------
                                        John C. van Roden, Senior Vice President
                                        and Chief Financial Officer


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